Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. DECLARES CASH DIVIDEND OF $0.125 PER SHARE
ALSO DECLARES SPECIAL CASH DIVIDEND OF $4.00 PER SHARE
Houston, Texas, January 30, 2007 — Diamond Offshore Drilling, Inc. (NYSE: DO) announced today that its Board of Directors has declared a quarterly cash dividend of $0.125 per share of common stock, payable on March 1, 2007 to shareholders of record on February 14, 2007.
In addition, the Board declared a special cash dividend of $4.00 per share of common stock, payable on March 1, 2007 to shareholders of record on February 14, 2007.
The Company noted that the special dividend reflects the strength of its financial condition and prospects. The Company’s Board of Directors may, in subsequent years, consider paying additional annual special dividends, in amounts to be determined, if it believes that the Company’s financial position, earnings outlook, capital spending plans and other relevant factors warrant such action at that time.
Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. Additional information on Diamond Offshore Drilling, Inc. and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements in this press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements concerning future dividends and actions by the Company’s Board of Directors, future contracts, future offshore drilling rig dayrates and terms and the Company’s earnings outlook. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue

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reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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